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                                                                     EXHIBIT 2.6

                           EMPLOYEE SERVICES AGREEMENT

         This Employee Services Agreement (this "Employee Agreement") dated as of March 27, 2002 is entered into between Garcia Acquisition Sub, Inc., a Missouri corporation ("Garcia"), and Nationwide Mutual Insurance Company, an Ohio mutual insurance company ("Nationwide"). Garcia and Nationwide are referred to collectively herein as the "parties." Unless otherwise defined herein, capitalized terms shall have the meaning as set forth in the Asset Purchase Agreement.

                                    RECITALS

         WHEREAS, Garcia and Gates, McDonald & Company, an Ohio corporation ("Target"), have contemporaneously herewith entered into an asset purchase agreement (the "Asset Purchase Agreement") for the acquisition by Garcia of the Acquired Assets of Target's UCBSG Business; and

         WHEREAS, certain Nationwide employees (the "Employees") currently work in the UCBSG Business to provide services to the UCBSG Business (the "Employee Services" as defined below); and

         WHEREAS, Garcia desires to retain such Nationwide employees to continue to provide the Employee Services after the closing of the transactions contemplated by the Asset Purchase Agreement; and

         WHEREAS, Garcia expects that it will take approximately ninety (90) days after the acquisition of the UCBSG Business for Garcia to integrate the staff required to operate the UCBSG Business under Garcia's management in the ordinary course of business in a manner consistent with Targets' (and Nationwide's) past practices; and

         WHEREAS, Nationwide desires to supply such Employee Services to Garcia, subject to the terms and conditions set forth herein, and Garcia desires to obtain such Employee Services from Nationwide.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

                                    AGREEMENT

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         Section 1.  Scope.

         Nationwide shall make available or provide, or shall cause its Affiliates to make available and provide, to Garcia, following the Closing Date and during the period described below, the Employee Services set forth in
Exhibit 1 hereto (the "Employee Services") pursuant to the terms of this Employee Services Agreement. Should Garcia desire any other employee services that are not included in the Employee Services, Nationwide will consider such requests in good faith.

         Section 2.  Term.

          The Employee Services shall be offered and provided for the period of ninety (90) days following the Closing Date.

         Section 3.  Pricing.

         The fee, rate or amount to be charged for the Employee Services shall be set at the cost or price set forth in Exhibit 1 hereto.

         Section 4.  Payment.

         Nationwide shall submit invoices for the Employee Services on a monthly basis. Payment shall be due within thirty (30) days of receipt of an invoice. Each invoice shall be submitted to Garcia and shall detail:

         o        the Employee Services provided;
         o        the rate or charge for that service; and
         o        the period over which such service was provided.

         In the event a dispute arises regarding any invoice:

         o        Garcia shall pay all undisputed balances as due; and
         o Disputed items shall be submitted to the mediation process described in Section 14(b)(ii) of the Asset Purchase Agreement.

         Section 5.  Status of Employees.

         (a) The employees of Garcia engaged in the business of Garcia at the offices of the UCBSG Business shall at all times remain employees of Garcia and shall remain subject to all rules, regulations, policies and procedures applicable to Garcia employees. No Garcia employee is to be considered an employee or agent of Nationwide, and no Garcia employee shall represent himself or herself to be an employee or agent of Nationwide.


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         (b) The Employees engaged in the UCBSG Business shall during the term of this Agreement remain employees of Nationwide and shall remain subject to all rules, regulations, policies and procedures applicable to Nationwide employees. No Employee is to be considered an employee of Garcia, however, during the term of this Agreement, each Employee, subject to the direction of Garcia, may represent himself or herself to be an agent of Garcia.

         (c) It is the intent of the parties that the Employees shall at all times during the term of this Agreement be employees of Nationwide for tax withholding, payroll, workers compensation and benefit plan participation purposes when providing services to Garcia. Garcia shall have the right to control the performance of services by the Employees on behalf of Garcia.

         (d) Nationwide shall cause those Employees who appear on the attached
Exhibit 2 to perform Employee Services for Garcia and Garcia agrees to accept such Employee Services pursuant to the terms and conditions of this Employee Agreement. Exhibit 2 also lists the identities, positions, length of service and salary of such Employees.

         Section 6.  Indemnification-Limitation of Liability.

         (a) Nationwide shall indemnify, defend and hold harmless Garcia, and its affiliates, officers, directors, employees, agents, successors and assigns from and against any actions, claims, demands, losses, costs, liabilities, penalties, judgments, fees (including reasonable attorneys' fees) or obligations (collectively "Losses"), whether actual, pending or threatened, arising out of
(i) any injuries to persons (including death) and damage to property caused by the willful or negligent acts or omissions of Nationwide, its employees, agents, servants or representatives; (ii) the relationship between Nationwide and its employees, including, but not limited to, claims for compensation and benefits, claims alleging any form of employment discrimination or relating to employment practices, or claims arising from or related to requests for premises modifications by or on behalf of Nationwide's employees or modifications made with respect to Nationwide's employees, but in each case relating only to events occurring during the period beginning upon the Closing Date up to and including the date ninety (90) days from the Closing Date (the "Transfer Date"); (iii) any employee benefit plans, as described in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other type of retirement, deferred compensation, insurance, bonus, pension, medical, stock option or other plan maintained by Nationwide to benefit any Employees or former employees of the Target; (iv) any fraud, misconduct, misrepresentation or other

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material acts, whether by commission or omission, of any Employee or former employee; (v) any employment, consulting, agency, dealer, sales representative, commission or similar agreements with respect to any Employee, former employee, agent, contractor, or other person claiming any such as to Target; and (vi) any Environmental, Health, and Safety Laws.

         (b) Garcia shall indemnify, defend and hold harmless Nationwide, and its affiliates, officers, directors, employees, agents, successors and assigns from and against any Losses arising out of (i) any injuries to persons (including death) and damage to property caused by the willful or negligent acts or omissions of Garcia, its employees, agents, servants or representatives (other than Employees providing services hereunder to the extent such acts or omissions are or are not taken at the direction of Garcia);(ii) the relationship between Garcia and its employees, including, but not limited to, claims for compensation and benefits, claims alleging any form of employment discrimination or relating to employment practices, or claims arising from or related to events occurring after the Transfer Date; and (iii) actions arising solely as a result of Garcia's hiring practices and not as a result of any of Nationwide's hiring practices.

         (c) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, CONSEQUENTIAL, PUNITIVE (EXCEPT WITH RESPECT TO PUNITIVE DAMAGES UNDER CLAUSES
(a)(ii) through (a)(vi) or (b)(ii) ABOVE) OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS, REGARDLESS OF WHETHER SUCH DAMAGES ARE INCURRED BY, OR ASSERTED AGAINST, EITHER PARTY.

         (d) For purposes of this Section 6 only, the term "Employee" shall mean any current or former employee of Nationwide or Target or anyone claiming to have any status as an employee of Nationwide or Target, of whatever type or nature.

         (e) The indemnification obligation contained herein shall survive for a period of fifteen (15) months from the Closing Date.

         Section 7. Representations and Covenants of Parties With Respect to Employees. Each of the parties hereby covenants as to itself, the following:

         (a) Obligations of Nationwide and Garcia With Respect to Employees. With respect to each Employee:

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         (i) Nationwide shall be responsible for, and shall indemnify and hold harmless Garcia against, any actions, claims or proceedings brought by or on behalf of any Employee, including but not limited to, wrongful termination, breach of fiduciary duty, discrimination, sexual harassment, workers compensation or other employment-related matter ("Employee Claims"), to the extent, but only to the extent that such claims are based upon actions, events or circumstances which occurred on or before the Transfer Date and are not the result of any action of Purchaser (except that Purchaser's acquisition of the UCBSG Business shall not constitute an action of Purchaser for purposes of this section). Garcia shall be responsible for, and shall indemnify and hold Nationwide harmless against any Employee Claims, to the extent such claims are based upon actions, events or circumstances which occur on or after the Transfer Date.

         (ii) Nationwide shall be responsible for all benefits provided pursuant to all of Nationwide's Employee Benefit Plans, including, but not limited to, deferred compensation, non-qualified and incentive plans or policies with respect to services rendered on or before the Transfer Date.

         (iii) Nationwide's welfare benefit plans shall be responsible for welfare benefit claims relating to the Employees incurred on or prior to the date on which such Employee's employment by Nationwide terminates (in accordance with the terms of such plans) or during any period for which a Transferred Employee shall elect continuation coverage of the type described in Section 601 et. seq. of ERISA and Section 4980B of the Code ("COBRA") with respect to a "qualifying event" occurring on or before the Transfer Date, and Garcia's welfare plans shall assume responsibility for all welfare benefit claims relating to Transferred Employees incurred after the date on which such employees shall become enrolled for coverage under such plans to the extent such claim is covered by such plans.

         Section 8. Miscellaneous.

         (a) Term. The term of this Agreement shall commence on the Closing Date as defined in the Asset Purchase Agreement and shall extend until and including the day ninety (90) days after the Closing Date, except as otherwise provided for in this Agreement, or as mutually agreed by the parties.

         (b) Master Transition Services Agreement. Nothing described in this Agreement shall affect the rights and obligations described in the Master Transition Services Agreement.

         (c) Notices. Any notice to be given or made hereunder

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shall be in accordance with the notice provisions of the Master Transition
Services Agreement.

         (d) Governing Law. The provisions of this agreement shall be governed by and construed in accordance with the laws of the state of Ohio, applicable to contracts made and to be entirely performed in said state.

         (e) Counterparts. This Agreement may be signed in counterparts. Any single counterpart or set of counterparts signed, in either case, by each of the parties hereto shall constitute a full and original agreement for all purposes.

         (f) Waiver. No failure or delay in exercising any right hereunder shall operate as a waiver of or impair such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. Any waiver must be given in writing to be effective, and no waiver shall be deemed a waiver of any other right.

         (g) Assignment. Neither this Agreement nor any interest herein may be assigned by either party without the prior written consent of the other party, such consent shall not be unreasonably withheld, and any unauthorized assignment shall be void.

         (h) Confidentiality. Each party acknowledges and agrees that all information concerning the other's business is confidential and proprietary. Each party agrees that it will not permit the disclosure or unauthorized use of such confidential and proprietary information. "Confidential and proprietary" information does not include information that is in the public domain at the time of disclosure.

         (i) No Third-Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein.

         (j) Entire Agreement; Amendments. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof, and supersedes any agreements, representations, warranties or understandings, oral or written, between the parties with respect to the subject matter hereof. This Agreement may be amended or modified by the parties only by an instrument in writing executed by the parties.


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                      (signature page follows immediately)

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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the date first written above.

NATIONWIDE MUTUAL INSURANCE COMPANY

By:
   ------------------------------------------
Name:
     ----------------------------------------
Title:
      ---------------------------------------

GARCIA ACQUISITION SUB, INC.

By:
   ------------------------------------------
Name:
     ----------------------------------------
Title:
      ---------------------------------------


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                                                                       EXHIBIT 1

SEE ATTACHED EXHIBIT 1


The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
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                                    EXHIBIT 2

SEE ATTACHED Schedule 5(a) LIST OF EMPLOYEES




The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.